Exhibit 4.4

MDWERKS, INC.

AMENDMENT
TO SERIES J WARRANT CERTIFICATE NO. W-J-1

April 15, 2009

THIS AMENDMENT TO SERIES J WARRANT CERTIFICATE (the “AMENDMENT”) is by MDWERKS, INC., a Delaware corporation (the “COMPANY”), in favor of VICIS CAPITAL MASTER FUND,  as holder (“HOLDER”) of that certain Series J Warrant to Purchase Common Stock, Certificate No. W-J-1 (the “WARRANT CERTIFICATE”), dated November 14, 2008 issued by the Company in favor of Debt Opportunity Fund, LLLP (the “INITIAL HOLDER”).  This Amendment forms a part of the Warrant.  Unless otherwise defined in this Amendment, all capitalized terms shall have the same meaning ascribed to them in the Warrant.

WHEREAS, pursuant to a Loan and Securities Purchase Agreement dated as of November 14, 2008 by and among the Company, Xeni Financial Services, Corp. and the Initial Holder, the Company issued the Warrant evidenced by the Warrant Certificate.

         WHEREAS, the Warrant Certificate specifies the terms upon which the Warrant may be exercised.

         WHEREAS, pursuant to that certain Loan and Securities Purchase Agreement of even date herewith by and among the Company, Xeni Financial Services, Corp. and the Holder (the “LOAN AGREEMENT”), the Company and the Holder desire to amend  the  Warrant Certificate to (i) change the number of Warrant Shares to 493,142 and (ii) reduce the Exercise Price to $0.35 for the Warrant Shares.

         NOW, THEREFORE,  in consideration of the premises and mutual agreements set  forth  in the  Loan Agreement and this Amendment, the receipt and sufficiency of which is hereby acknowledged,  the  parties hereby agree as follows:

OPERATIVE PROVISIONS

1.           Warrant Shares.  The Warrant is hereby amended to change the definition of the term “Warrant Shares” from “Nine Million Three Hundred Thirty Nine Thousand Eight Hundred Sixteen (9,339,816) fully paid nonassessable shares of Common Stock” to “Four Hundred Ninety Three Thousand One Hundred Forty Two (493,142) fully paid nonassessable shares of Common Stock” and remains further subject to adjustment as provided therein.

2.           Exercise Price.  Section 1(b) of the Warrant is hereby amended to change the definition of the term “Exercise Price” from “$1.00” to “$0.35” and remains further subject to adjustment as provided therein.

3.           Reconfirmation of Warrant.  Upon execution, this Amendment shall accompany and be attached to the Warrant Certificate and shall constitute a part thereof.  Other than as set forth herein, the terms of the Warrant shall be unchanged and continue in full force and effect.

4.           Counterparts.  This Amendment may be executed in counterparts, each of which shall be an original,  but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the date first above written.

MDWERKS, INC.

By:	/s/ David M. Barnes
	Name:	David M. Barnes
	Title:	Chief Executive Officer

HOLDER:

VICIS CAPITAL MASTER FUND

By:	Vicis Capital, LLC

By:	/s/ Chris Phillips
	Name:	Chris Phillips
	Title:	Managing Director